Exhibit 99.1

RRD Extends Existing Stockholder Rights Plan

Chicago, August 18, 2020 — R. R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today announced that its Board of Directors (the “Board”) has approved an amendment of the Company’s stockholder rights plan (the “Rights Plan”) to extend the final expiration date under the Rights Plan to August 28, 2021. The Rights Plan had been scheduled to expire on August 28, 2020.

The Board approved the one-year extension of the Rights Plan based on its determination that circumstances continue to warrant RRD maintaining the protections afforded by the Rights Plan. The Board noted that, given the Company’s depressed stock price and the impact of the COVID-19 pandemic on the Company’s business and on financial markets, there is heightened potential for one or more persons or groups to gain undue influence over or control of RRD through open market accumulation or other tactics. The Rights Plan does not prevent any action the Board determines to be in the best interest of the Company and its stockholders.

Under the terms of the Rights Plan as amended today, the rights under the Rights Plan will expire on August 28, 2021, unless the rights are earlier redeemed, exchanged or terminated.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience, and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company’s web site at www.rrd.com.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

Investor Contact

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com